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                                                                    Exhibit 99.1

                             Geerlings & Wade, Inc.
                               960 Turnpike Street
                           Canton, Massachusetts 02021

                                                         March 29, 2002


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


   Re: Confirmation of Receipt of Assurances from Arthur Andersen LLP

Ladies and Gentlemen:

Arthur Andersen LLP ("Arthur Andersen") has audited the financial statements of Geerlings & Wade, Inc. (the "Company") as of December 31, 2001 and for the year then ended and has issued its report thereon dated March 26, 2002. The Company's Annual Report on Form 10-K includes such financial statements.

Please be advised that Arthur Andersen has represented to the Company that the audit was subject to its quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

                                      Respectfully submitted,



                                      /s/ David R. Pearce
                                      -------------------------------------
                                      David R. Pearce
                                      President, Chief Executive Officer
                                      and Chief Financial Officer